Exhibit 23.1



          Independent Auditors' Consent


                    We consent to the use in this Registration Statement on Form S-3 filed pursuant to Rule 462(b) of our report dated December 9, 1996 (which report expresses an unqualified opinion and incudes an explanatory paragraph relating to the 1994 change in accounting for investments and income taxes) included in the Annual Report on Form 10-K of Photronics, Inc. for the year ended October 31, 1996 appearing in and incorporated by reference in Photronics, Inc.'s Registration Statement on Form S-3 (No. 333-26009). We also consent to the reference to us under the headings "Selected Consolidated Financial Data" and "Experts" in the Registration Statement on Form S-3 (No. 333-26009).


          /s/ Deloitte & Touche LLP
	  Hartford, Connecticut
          May 22, 1997